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                                                                EXHIBIT 10.21


September 26, 1996

Mr. Edward J. McNerney

Dear Ed:

On behalf of the Board of Directors, I am pleased to offer you the position of Chief Executive Officer, EDAC Technologies Corporation. This offer reflects the unanimous opinion of the board that you possess the leadership to move the organization to new levels of productivity and profitability in our rapidly changing business environment.

The following are details of the specific compensation and benefits associated with this offer.


o Base Compensation will be $13,750.00 per month which equated to $165,000.00 annually. Future pay changes will be based on individual performance and business conditions.

o Incentive Compensation - The target bonus for 1997 will be 40% of base salary with a guaranteed minimum for the first year of $30,000 payable in January 1998. The incentive bonus is based on individual and business performance against objectives agreed to at the outset of the year. In addition, there will be a one time sign-on bonus of 50,000, payable in two equal increments: $25,000 when you start work at EDAC, and $25,000 on July 1, 1997. The second increment is contingent on your continued employment through that date.

 o Stock Options - You will be eligible for annual stock option grants as deemed appropriate by the Board of Directors. In addition, you will receive a special one time stock option grant of 100,000 shares upon the start of your employment. Options will vest over a three (3) year period, on the 1st, 2nd and 3rd anniversary of your employment date at the rate of 40%, 30%, and 30% respectively. The option stock price will be the average daily price of the company's stock at the time of award.

 o Automobile - You will be provided a company owned, company insured vehicle (typically a Buick Park Avenue). The use of this vehicle is subject to the company's reimbursement policy for personal use.

 o Benefits - You will be entitled to participate in the health, life and disability insurance plans provided to company employees. You will be eligible for three (3) weeks of vacation for the first year and four (4) weeks per year thereafter and ten (10) paid holidays.

 o Relocation - EDAC will provide you with a relocation program designed to assist you in a smooth transition to the Farmington Valley area. This relocation program will be in effect for up to 18 months from your date of hire. This relocation allowance will include reasonable expenses associated with:

         o Closing costs associated with the selling of your home Huntington including brokers commission not to exceed 6%.


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         o     Closing costs related to the purchase of your new home.

         o Moving storage and transportation of your personal property and belongings.

           o    Other expenses as approved by the board.

     o    Additional Consideration - In the event that you are terminated for any reason other than cause, you will be entitled to cash consideration in the amount of (1) year (your annual) base
          compensation.   Also in the event that EDAC is acquired or otherwise
          changes ownership, and in the event that this action results in the involuntary termination of your employment you will be entitled to receive cash consideration in the amount equal to one (1) year (your annual) base compensation at the time of termination. In addition, all previously granted option shares will immediately become 100% vested upon change of ownership.

 If you have any questions or concern about the terms of this offer, the company's various benefit plans or their impact on you, I would be happy to discuss this with you.


 Ed, on behalf of EDAC, we believe you will be a tremendous asset to our company and look forward to your positive response in joining our organization.

 Sincerely,



 John J. DiFrancesco
 Chairman

 cc:  Steve Walk
      Bill Gallagher


 I accept this offer of employment as described above.


 ______________________________                          _____________
 Edward J. McNerney                                      Date